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                                                                   EXHIBIT 23.2


    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT ON SCHEDULE AND CONSENT



The Board of Directors
Shop-Vac Corporation:


        The audits referred to in our report dated March 6, 1996 (except as to the second paragraph of note 3 to the consolidated financial statements, which is as of August 28, 1996 and the third paragraph of note 3 to the consolidated financial statements, which is as of October 1, 1996), included the related financial statement schedule as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, included in the registration statement. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


        As discussed in notes 6 and 7 to the consolidated financial statements, the Company changed its method of accounting for postretirement benefits other than pensions and income taxes in 1993.


        We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.


                                        /s/ KPMG Peat Marwick LLP

Harrisburg, Pennsylvania
January 8, 1997